Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma combined consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma combined consolidated financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma combined consolidated balance sheet as of March 31, 2021 combines the unaudited condensed balance sheet of Replay as of March 31, 2021 with the unaudited consolidated balance sheet of FoA as of March 31, 2021, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2021 combines the unaudited condensed statement of operations of Replay for the three months ended March 31, 2021 with the unaudited consolidated statement of operations of FoA for the three months ended March 31, 2021. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2020 combines the restated audited statement of operations of Replay for the year ended December 31, 2020 with the audited consolidated statement of operations of FoA for the year ended December 31, 2020 . The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma combined consolidated financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

The historical unaudited condensed financial statements of Replay as of and for the three months ended March 31, 2021 and the historical restated audited financial statements of Replay for the year ended December 31, 2020; and

•

The historical unaudited consolidated financial statements of FoA as of and for the three months ended March 31, 2021 and the historical audited consolidated financial statements of FoA for the year ended December 31, 2020.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma combined consolidated financial information should also be read together with “Replay Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “FoA Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information.

Description of the Business Combination

On October 12, 2020, Replay, FoA, New Pubco, Replay Merger Sub, Blocker Merger Sub, Blocker, Blocker GP and the Sellers entered into the Transaction Agreement, pursuant to which Replay agreed to combine with FoA in a series of transactions that will result in New Pubco becoming a publicly-traded company on NYSE and controlling FoA in an “UP-C” structure.

Concurrently with the execution of the Transaction Agreement, Replay and New Pubco entered into the PIPE Agreements with the PIPE Investors, as applicable. In the aggregate, the PIPE Investors have committed to purchase $250.0 million of PIPE Shares, at a purchase price of $10.00 per PIPE Share. The closing of the sale of the PIPE Shares pursuant to the PIPE Agreements was contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the sale of the PIPE Shares was to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Transaction Agreement.

Pursuant to the Business Combination, among other things:

(i) Replay effected the Domestication, whereby (A) each Ordinary Share outstanding immediately prior to the Domestication was converted into a Replay LLC Unit and (B) Replay will be governed by the Replay LLCA;

(ii) the Sellers and Blocker GP sold to Replay FoA Units in exchange for cash;

(iii) the Replay Merger occurred, with each Replay LLC Unit outstanding immediately prior to the effectiveness of the Replay Merger being converted into the right to receive one share of Class A Common Stock;

(iv) Blocker was converted from a Delaware limited partnership to a Delaware limited liability company;

(v) the Blocker Merger occurred, with each Blocker Share outstanding immediately prior to the effectiveness of the Blocker Merger being converted into the right to receive a combination of shares of Class A Common Stock and cash;

(vi) Blocker GP contributed its remaining FoA Units to New Pubco in exchange for shares of Class A Common Stock, after which New Pubco contributed such FoA Units to Blocker; and

(vii) New Pubco issued to the Continuing Unitholders shares of Class B Common Stock, which have no economic rights but entitle each holder of at least one such share (regardless of the number of shares so held) to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally.

As a result of the Business Combination, among other things:

(A) New Pubco indirectly holds (through Replay and Blocker) FoA Units and has the sole and exclusive right to appoint the board of managers of FoA;

(B) the Sellers hold (i) FoA Units that are exchangeable on a one-for-one basis for shares of Class A Common Stock and (ii) shares of Class B Common Stock; and

(C) the Continuing Stockholders directly or indirectly, hold shares of Class A Common Stock.

As a result of the Business Combination, New Pubco initially owns approximately 31.3% of the economic interest of FoA, but has 100% of the voting power and has the right to appoint the board of managers of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 68.7%.

Additionally, in connection with the Business Combination, New Pubco entered into the Tax Receivable Agreements with the TRA Parties that provides for the payment by New Pubco to the TRA Parties of 85% of the benefits, if any, that New Pubco is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments that will increase the tax basis of the tangible and intangible assets of New Pubco as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements. Prior to and following the consummation of the Business Combination the primary asset held by Blocker is an investment in FoA through Class A Units held. All other assets and liabilities held by Blocker are not considered to be significant to New Pubco. See “Item 1.01. Entry into Material Definitive Agreement—Tax Receivable Agreements” for more information. The computation of the adjustments to the pro forma balance sheet related to deferred tax assets and amounts payable under the Tax Receivable Agreement are complicated and subject to significant judgments, assumptions and uncertainties, which could cause actual results to differ materially from those presented in such pro forma adjustments. For example, any differences in the tax attributes used to measure the deferred tax asset as of the pro forma balance sheet date and the actual tax attributes upon the consummation of the Business Combination could result in the reduction of any deferred tax asset recognized or recognition of a deferred tax liability. Specifically, the amount of net operating losses, if any, that exist upon the consummation of the Business Combination will be impacted by the amount of taxable income through the consummation of the Business Combination.

Accounting for the Business Combination

The Business Combination was accounted for using the acquisition method with New Pubco as the accounting acquirer. Under the acquisition method of accounting, New Pubco’s assets and liabilities were recorded at carrying value and the assets and liabilities associated with FoA were recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. FoA meets the definition of a variable interest entity and New Pubco has been determined to be the primary beneficiary.

Other Events

On November 5, 2020, Finance of America Funding LLC, an indirect, wholly owned subsidiary of FoA, issued $350.0 million aggregate principal amount of 7.875% senior unsecured notes due November 15, 2025. FoA used approximately $298.4 million of the net proceeds of the offering to fund a distribution to its owners and the remaining net proceeds, after offering expenses, are being retained for growth and general corporate purposes.

The effect of the offering and sale of senior unsecured notes is reflected in the historical unaudited consolidated financial statements of FoA as of and for the three months ended March 31, 2021. Therefore, the unaudited pro forma combined consolidated balance sheet as of March 31, 2021 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2021 do not include any pro forma adjustments related to the offering and sale of senior unsecured notes. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 includes a pro forma adjustment to reflect the impact of interest expense for the period from January 1, 2020 to November 5, 2020, assuming the senior unsecured notes had been issued on January 1, 2020.

In its previously filed Super 8-K dated April 7, 2021 the Company erroneously included pro forma adjustments to the unaudited pro forma combined consolidated balance sheet as of December 31, 2020 to reflect the issuance of the senior unsecured notes and related debt issuance costs. These amounts were already reflected in the historical audited consolidated financial statements of FoA as of December 31, 2020. In addition, the Company erroneously included a pro forma adjustment to the unaudited pro forma combined statement of operations for the year ended December 31, 2020 to reflect twelve months of interest expense associated with the outstanding senior unsecured notes. Interest expense for the period from November 5, 2020 through December 31, 2020 was already reflected in the historical audited consolidated financial statements of FoA for the year ended December 31, 2020.

Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The unaudited pro forma combined consolidated financial information has been adjusted to give effect to transaction accounting adjustments reflecting only the application of required accounting to the Business Combination and related transactions linking the effects of the Business Combination and related transactions to the historical financial statements of Replay, which forms the accounting predecessor of New Pubco. The adjustments in the unaudited pro forma combined consolidated financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Business Combination.

The unaudited pro forma combined consolidated financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

As of March 31, 2021

(in thousands, except share amounts)

	(a) Replay Acquisition Corp. as of March 31, 2021	(b) Finance of America Equity Capital, LLC as of March 31, 2021
			Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
ASSETS
Cash and cash equivalents	$483	$347,755	$—
			423	(c)
			293,322	(d)
			(9,188)	(e)
			244,647	(f)
			(342,270)	(g)
			(201,534)	(h)	333,638
Restricted cash	—	305,292	—		305,292
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	—	10,071,192	—		10,071,192
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	—	5,291,444	—		5,291,444
Mortgage loans held for investment, at fair value	—	1,100,544	—		1,100,544
Mortgage loans held for sale, at fair value	—	2,140,361	—		2,140,361
Debt securities	—	9,230	—		9,230
Mortgage servicing rights, at fair value	—	267,364	—		267,364
Derivative assets	—	116,480	—		116,480
Fixed assets and leasehold improvements, net	—	26,079	—		26,079
Goodwill	—	128,750	(612,050)	(o)
			2,075,154	(u)	1,591,854
Intangible assets, net	—	16,302	361,798	(u)	378,100
Investments held in Trust Account	293,322	—	(293,322)	(d)	—
Deferred tax asset (liability)	—	—	(22,099)	(p), (q), (u)	(22,099)
Due (to)/from related parties	—	1,463	(1,463)	(i)	—
Other assets, net	71	278,163	—		278,234

TOTAL ASSETS	$293,876	$20,100,419	$1,493,418		$21,887,713

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”) AND SHAREHOLDERS’ EQUITY
HMBS related obligations, at fair value	$—	$9,926,132	$—		$9,926,132
Nonrecourse debt, at fair value	—	5,227,943	—		5,227,943
Other financing lines of credit	—	3,340,345	—		3,340,345
Payables and other liabilities	10,528	425,317	—
			5,592	(j)
			201,753	(i)
			23,951	(k)	667,141
Notes payable, net	—	336,296	—
			—		336,296
Warrant Liability	25,409		(7,440)	(l)	17,969
Deferred underwriting commissions	9,188	—	(9,188)	(e)	—
Payable to related parties pursuant to tax receivable agreement	—	—	42,265	(q), (u)	42,265

TOTAL LIABILITIES	$45,125	$19,256,033	$256,933		$19,558,091

	(a) Replay Acquisition Corp. as of March 31, 2021	(b) Finance of America Equity Capital, LLC as of March 31, 2021
			Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
Commitments and contingencies
Ordinary shares, $0.0001 par value; 28,750,000 shares subject to possible redemption at $10.00 per share at March 31, 2021	287,500	—	(197,534)	(h)
			(89,966)	(m)	—
CRNCI	—	203,216	—
			(203,216)	(i)	—
SHAREHOLDERS’ EQUITY
Class A Common Stock			1	(m)
			1	(n)
			3	(f)
			3	(t), (u)	8
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,187,500 shares issued and outstanding (excluding 28,750,000 shares subject to possible redemption) at March 31, 2021	1	—	(1)	(n)	—
Additional paid-in capital	—	—	—
			244,644	(f)
			(4,000)	(h)
			89,965	(m)
			564,078	(t), (u)
			149,959	(r) ,(u)
			(342,270)	(g)
			7,440	(l)	709,816
Retained earnings (accumulated deficit)	(38,750)	—	—		(38,750)
FOA Equity Capital LLC member’s equity	—	641,736	—
			423	(c)
			(642,159)	(o)	—
Accumulated other comprehensive (loss) income	—	(2)	—
			(23,951)	(k)
			(5,592)	(j)
			29,545	(o)	—
Noncontrolling interest	—	(564)	564	(o)
			1,658,548	(s), (u)	1,658,548

TOTAL SHAREHOLDERS’ EQUITY	(38,749)	641,170	1,727,201		2,329,622

TOTAL LIABILITIES, CRNCI AND SHAREHOLDERS’ EQUITY	$293,876	$20,100,419	$1,493,417		$21,887,713

UNAUDITED PRO FORMA CONDENSED, COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2021

(in thousands, except share amounts)

	(a) Replay Acquisition Corp. Three Months Ended March 31, 2021	(b) Finance of America Equity Capital, LLC Three Months Ended March 31, 2021	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
REVENUES
Gain on mortgage loans held for sale, net		291,334	—		291,334
Gain (loss) on revaluation of warrant liability	9,943		(1,318)	(e)	8,625
Gain (loss) on marketable securities, dividends and interest held in Trust Account	7		(7)	(f)	—
Net fair value gains on mortgage loans and related obligations		76,663	—		76,663
Fee income		152,509	—		152,509
Net interest expense:
Interest income		12,661	—		12,661
Interest expense		(34,366)	—		(34,366)

Net interest expense	—	(21,705)	—		(21,705)

TOTAL REVENUES	9,950	498,801	(1,325)		507,426

EXPENSES
Salaries, benefits and related expenses		238,530	—
			10,517	(g)	249,047
Occupancy, equipment rentals and other office related expenses		7,597	—		7,597
General and administrative expenses	9,139	127,217	5,016	(h)	141,372

TOTAL EXPENSES	9,139	373,344	15,533		398,016

NET INCOME BEFORE INCOME TAXES	811	125,457	(16,858)		109,410
Provision for income taxes	—	1,137	11,772	(i)	12,909

NET INCOME (LOSS)	811	124,320	(28,630)		96,501
CRNCI		4,260	(4,260)	(j)	—
Noncontrolling interest		201	67,784	(k)	67,985

NET INCOME (LOSS) ATTRIBUTABLE TO NEW PUBCO	$811	$119,859	$(92,154)		$28,516

Earnings (Losses) Per Share:
Basic weighted average shares outstanding of Public Shares	28,750,000

Basic net income (loss) per share, Public Shares	$0.02

Diluted weighted average shares outstanding of Public Shares	28,750,000

Diluted net income (loss) per share, Public Shares	$0.02

Basic weighted average shares outstanding of Founder Shares	7,187,500

Basic net loss per share, Founder Shares	$0.02

Diluted weighted average shares outstanding of Founder Shares	7,187,500

Diluted net loss per share, Founder Shares	$0.02

Basic weighted average shares outstanding of New Pubco					67,291,456

Basic net income (loss) per share, New Pubco				(l)	$0.42

Diluted weighted average shares outstanding of New Pubco					191,200,000

Diluted net income (loss) per share, New Pubco				(l)	$0.41

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except share amounts)

	(a) Replay Acquisition Corp. Year Ended December 31, 2020 As Restated	(b) Finance of America Equity Capital, LLC Year Ended December 31, 2020
			(c) Offering and Sale of Senior Notes	Footnote Reference	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	—	1,178,995			—		1,178,995
Gain (loss) on revaluation of warrant liability	(16,534)				2,015	(e)	(14,519)
Gain (loss) on marketable securities, dividends and interest held in Trust Account	1,261	—			(1,261)	(f)	—
Net fair value gains on mortgage loans and related obligations	—	311,698			—		311,698
Fee income	—	386,752			—		386,752
Net interest expense:
Interest income	—	42,584			—		42,584
Interest expense	—	(123,001)	(25,066)	(d)	(25,066)		(148,067)

Net interest expense	—	(80,417)	(25,066)		(25,066)		(105,483)

TOTAL REVENUES	(15,273)	1,797,028	(25,066)		(24,312)		1,757,443

EXPENSES
Salaries, benefits and related expenses	—	868,265			—
					77,208	(g)	945,473
Occupancy, equipment rentals and other office related expenses	—	29,621			—		29,621
General and administrative expenses	2,392	398,885			20,066	(h)	421,343

TOTAL EXPENSES	2,392	1,296,771	—		97,274		1,396,437

NET INCOME BEFORE INCOME TAXES	(17,665)	500,257	(25,066)		(121,586)		361,006
Provision for income taxes	—	2,344			36,699	(i)	39,044

NET INCOME (LOSS)	(17,665)	497,913	(25,066)		(158,285)		321,962
CRNCI		(21,749)			21,749	(j)	—
Noncontrolling interest	—	1,274			223,589	(k)	224,863

NET INCOME (LOSS) ATTRIBUTABLE TO NEW PUBCO	$(17,665)	$518,388	$(25,066)		$(403,623)		$97,099

Earnings (Losses) Per Share:
Basic weighted average shares outstanding of Public Shares	28,750,000

Basic net income (loss) per share, Public Shares	$(0.48)

Diluted weighted average shares outstanding of Public Shares	28,750,000

Diluted net income (loss) per share, Public Shares	$(0.48)

Basic weighted average shares outstanding of Founder Shares	7,187,500

Basic net loss per share, Founder Shares	$(0.53)

Diluted weighted average shares outstanding of Founder Shares	7,187,500

Diluted net loss per share, Founder Shares	$(0.53)

Basic weighted average shares outstanding of New Pubco							63,586,585

Basic net income (loss) per share, New Pubco						(l)	$1.53

Diluted weighted average shares outstanding of New Pubco							191,200,000

Diluted net income (loss) per share, New Pubco						(l)	$1.38

1.	Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2021 in the case of the unaudited pro forma combined consolidated balance sheet and on January 1, 2020, the beginning of the earliest period presented in the case of the unaudited pro forma combined consolidated statements of operations.

The unaudited pro forma combined consolidated financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of New Pubco as the accounting acquirer and FoA as the accounting acquiree. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date by Replay, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer.

The pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K and subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

Upon consummation of the Business Combination, Replay adopted FoA’s accounting policies. As a result of the adoption, there were no significant changes in accounting policies and no pro forma adjustments related to the alignment of the accounting policies of Replay and FoA.

Replay combined with FoA in the Business Combination, which resulted in New Pubco becoming a publicly-traded company on NYSE and controlling FoA in an “UP-C” structure. Upon completion of the Business Combination, New Pubco now controls FoA with the exclusive right to appoint the board of managers of FoA and is a holding company with no assets or operations other than its equity interest in FoA. As a result of the Business Combination, New Pubco initially owns approximately 31.3% of the economic interest of FoA, but has 100% of the voting power and has the right to appoint the board of managers of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 68.7%.

1.	Adjustments and Assumptions to the Unaudited Pro Forma Combined Consolidated Balance Sheet as of March 31, 2021

The unaudited pro forma combined consolidated balance sheet as of March 31, 2021 reflects the following adjustments:

(a)	Represents the Replay historical unaudited condensed balance sheet as of March 31, 2021.

(b)	Represents the FoA historical unaudited consolidated statement of financial condition as of March 31, 2021.

(c)

Reflects $0.4 million cash proceeds received to settle shareholder notes receivable held by FoA from certain officers of FoA to finance the purchase by the officers of equity units in UFG Holdings. The shareholder notes receivable were historically accounted for pursuant to ASC 718 as a grant of an equity-classified option award with the full amount of the grant date fair value recognized as compensation cost on the date of issuance.

(d)	Represents the reclassification of the investments held in Replay’s trust account to cash and cash equivalents to liquidate these investments and make the funds available for general use by FoA.

(e)

Represents a cash disbursement by New Pubco to settle the outstanding underwriting fees incurred by Replay in connection with the Replay initial public offering that were deferred until closing of the Business Combination.

(f)

Represents the $250.0 million cash investment by Replay, net of $5.4 million in issuance costs, in exchange for the issuance of 25.0 million newly issued shares of Class A common stock with a par value of $0.0001 per share and a corresponding offset to Additional paid-in capital as a result of the executed PIPE Agreements.

(g)

Represents cash distributions made to the Sellers and the Blocker GP for the sale of FoA Units to Replay as described in part (ii) in the Description of the Business Combination and a reduction to Additional paid-in capital. As stipulated in Section 8.01 of the Transaction Agreement the Company may make distributions, but only to the extent that the closing cash balance is equal to or greater than $250 million less transaction-related costs.

(h)

Represents a $201.5 million cash disbursement from the trust account to holders of redeemable Replay Ordinary Shares for 19,753,406 Ordinary Shares of Replay that were redeemed at an assumed redemption price of approximately $10.20 per share based on the trust account balance as of March 31, 2021. The remaining 8,996,594 Ordinary Shares of Replay were not redeemed and thus converted into Class A Common Stock shares upon the Domestication, as further discussed in note (m) below.

(i)

Represents the increase in Payables and accrued liabilities of $201.8 million and the settlement of $1.5 million in Due from related parties for the redemption of all of the outstanding Class B Units held by B2R in FACo Holdings, which will be paid by FoA in connection with the closing of the Business Combination in accordance with the FACo Holdings Agreement.

(j)

Represents the increase of Payables and other liabilities with an offset to Accumulated other comprehensive (loss) income for the accrual of transaction costs incurred as a result of the transaction. Given that the accrual will occur upon the consummation of the transaction the Company will record the transaction costs on the black line.

(k)

Reflects the increase of Payables and other liabilities with an offset to Accumulated other comprehensive (loss) income for the settlement and payment to employees who hold phantom units in FoA, pursuant to the terms of the Amended and Restated Long-Term Incentive Plan executed in October 2020. The payment is expected to be made promptly following the closing of the transaction. In connection with the consummation of the transaction, FoA expects to achieve the Hurdle associated with the phantom units which is accounted for as an in-substance performance condition. As a result, compensation cost associated with this settlement of the phantom units will be recognized in full upon achieving the Hurdle at the time of the closing of the transaction. Given that the Hurdle will be achieved upon the consummation of the transaction the Company will record the compensation cost on the black line. Refer to note 24 in FoA’s notes to the unaudited consolidated financial statements for the three months ended March 31, 2021.

(l)

Reflects the conversion of Replay Private Placement Warrants into Class A Common Stock of New Pubco. In connection with the Business Combination and pursuant to the Sponsor Agreement, Warrant Agreement, dated April 8, 2019, by and between Replay and Continental Stock Transfer & Trust Company and the Assignment, Assumption and Amendment Agreement, dated as of April 1, 2021, by and among New Pubco, Replay and Continental Stock Transfer & Trust Company, 7,750,000 Private Placement Warrants held by the Sponsor were exchanged for 775,000 Ordinary Shares prior to the Domestication, which were converted by virtue of the Domestication to 775,000 Purchaser Common Units, which were converted by virtue of the Purchaser Merger to an aggregate of 775,000 shares of Class A Common Stock of New Pubco.

(m)

Represents the conversion of 8,996,594 redeemable Ordinary Shares of Replay that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital upon the Domestication.

(n)

Represents the automatic conversion on a one-for-one basis of the outstanding non-redeemable Ordinary Shares of Replay into Replay LLC Units, which will then automatically convert into the right to receive shares of Class A Common Stock upon the Domestication.

(o)

Represents the adjustment for FoA equity that is reclassified to Goodwill. FoA has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, FoA’s profits and losses will flow through to its partners, including New Pubco, and are generally not subject to significant entity level taxes at the FoA level. Upon completion of Business Combination, New Pubco will control FoA as the appointer of the board of managers of FoA and will be a holding company with no assets or operations other than its equity interest in FoA.

As a result of the Business Combination, New Pubco initially owns approximately 31.3% of the economic interest of FoA, but has 100% of the voting power and controls the management of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 68.7%.

(p)

As a result of the transaction, New Pubco will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the pro forma balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction. The total presented deferred tax liability is measured based on the following: (i) outside tax basis vs. US GAAP basis of New Pubco’s interest in the Company; (ii) net operating losses carried over from the Blocker; and (iii) tax receivable agreement liability. In order to determine the outside tax basis used in the calculation of that portion of the net deferred tax liability, the Company considered the tax basis in the units acquired by Replay, the Founder Shares, and the interest in the Company that was acquired as part of the Blocker Merger, as described in part (v) of the Description of the Business Combination.

We have recorded a deferred tax liability of $22.1 million. The deferred tax liability includes (i) a deferred tax liability of $33.1 million related to New Pubco’s investment in FoA, consisting of $24.0 million and $9.1 million from Blocker carryover and Founder Shares, respectively, and (ii) a deferred tax asset of $11.0 million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as described further in note (q) directly below. To the extent we determine it is more likely-than-not that we will not realize the full benefit represented by the deferred tax asset, we will record an appropriate valuation allowance based on an analysis of the objective or subjective negative evidence.

Refer to note (u) for the purchase price allocation.

(q)

In connection with the Business Combination, concurrently with the Closing, New Pubco entered into the Blackstone Tax Receivable Agreement and the FoA Tax Receivable Agreement. The Tax Receivable Agreements generally provide for the payment by New Pubco to the TRA Parties of 85% of the cash tax benefits, if any, that New Pubco is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of FoA Units in connection with or following the Business Combination and certain distributions with respect to FoA Units, (ii) New Pubco’s utilization of certain tax attributes attributable to Blocker or the Continuing Stockholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements. New Pubco generally will retain the benefit of the remaining 15% of these cash tax benefits.

The $42.3 million adjustment related to the Tax Receivable Agreements assumes: (1) $342.3 million of cash paid to the TRA Parties in connection with the Business Combination (excluding the impact of additional transaction costs incurred as a result of the ransaction), (2) a share price equal to $10.00 per share, (3) a constant U.S. federal income tax rate of 21.0% and an assumed weighted-average state and local income tax rate of 5.13%, (4) no material changes in tax law, (5) the ability to utilize tax attributes based on current tax forecasts, and (6) future payments under the Tax Receivable Agreements.

The amount of the expected future payments under the Tax Receivable Agreements has been discounted to its present value using a discount rate of 9% as a result of the application of purchase accounting following ASC 805.

The adjustments related to the Tax Receivable Agreements have been recorded as an adjustment to Goodwill. Refer to note (u) for details of the consideration transferred and the purchase price allocation. New Pubco anticipates that it will account for the income tax effects resulting from future taxable exchanges of FoA Units by the TRA Parties for shares of Class A Common Stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, New Pubco will evaluate the likelihood that New Pubco will realize the benefit represented by the deferred tax asset, and, to the extent that New Pubco estimates that it is more likely than not that New Pubco will not realize the benefit, New Pubco will reduce the carrying amount of the deferred tax asset with a valuation allowance.

The amount of expected future payments under the Tax Receivable Agreements is dependent upon a number of factors, including New Pubco’s cash tax savings, the enacted tax rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreements, and current tax forecasts. These estimated rates and forecasts are subject to change based on actual results and realizations, which could have a material impact on the liability to be paid. If New Pubco exercises its right to terminate the Tax Receivable Agreements or in the case of a change in control of New Pubco or a material breach of New Pubco’s obligations under either the Blackstone Tax Receivable Agreement or the FoA Tax Receivable Agreement, all obligations under the Tax Receivable Agreements will be accelerated and New Pubco will be required to make a payment to the TRA Parties in an amount equal to the present value of future payments under the Tax Receivable Agreements, which payment would be based on certain assumptions, including that New Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreements. If New Pubco were to elect to terminate the Tax Receivable Agreements immediately after the Business Combination, (i) assuming the market value of a share of Class A Common Stock is equal to the FoA Units Cash Consideration paid per FoA Unit in connection with the Business Combination, (ii) assuming that 19,753,406 Public Shareholders exercised their right to have their Ordinary Shares redeemed on completion of the Business Combination, (iii) taking into account the effects of any cash payments paid under the A&R MLTIP in connection with the Business Combination (but disregarding the effects of any issuance of Replacement RSUs or Class A Common Stock pursuant to the A&R MLTIP or any payments that may be made pursuant to the A&R MLTIP that are not paid in connection with the Closing), and (iv) disregarding the effects of the issuance of any Earnout Securities, New Pubco currently estimates that it would be required to pay approximately $427.1 million to satisfy its total liability.

(r)

Represents the estimated fair market value of the seller earnout, which will be settled with shares of Class A Common Stock and is accounted for as a contingent consideration in accordance with ASC 805. The equity owners of FoA prior to the Closing are entitled to receive an earnout exchangeable for Class A Common Stock if, at any time during the six years following Closing, the volume weighted average price of Class A Common Stock with respect to a trading day (the “VWAP”) is greater than or equal to $12.50 for any 20 trading days within a consecutive 30-trading-day period, 50% of the Earnout Securities will be issued; and if, at any time during the six years following Closing, the VWAP is greater than or equal to $15.00 for any 20 trading days within a consecutive 30-trading-day period, the remaining 50% of the Earnout Securities will be issued. As a result, the seller earnout adjustment is an adjustment of $150.0 million to Goodwill and a corresponding increase of $150.0 million to Additional paid-in capital. The adjustment amount was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A Common Stock over a six-year time period. Refer to note (u) for details of the consideration transferred and the purchase price allocation.

(s)

The adjustment represents the fair market value of the noncontrolling interest of FoA Units retained by the Continuing Unitholders and shares of Class B Common Stock of New Pubco that provide the Continuing Unitholders with one-to-one voting rights for each share of Class B Common Stock they own based on the organization structure as a result of the Business Combination. See table below for the computation of the controlling and noncontrolling interest:

	Amount	Percentage
FoA Units held by New Pubco	59,881,714	31.3%
FoA Units retained by Continuing Unitholders	131,318,286	68.7%

Total FoA Units	191,200,000	100.0%

In addition to the 191,200,00 FoA Units outstanding, an additional 4,258,500 units will be issued upon the consummation of the Business Combination which relate to shares of unvested Class A Common Stock. Such shares will be subject to vesting and forfeiture restrictions and will have no rights to distributions or economics until such vesting conditions have been satisfied. Refer to “Other Agreements Related to the Transaction Agreement—Sponsor Agreement” for additional details.

Refer to note (u) for details of the consideration transferred and the purchase price allocation.

(t)

This adjustment reflects the issuance of 34,106,714 shares of Class A common stock with a par value of $0.0001 per share and Additional paid-in capital of $564.1 million related to the consideration transferred by Replay and Blocker, which together, along with the PIPE investors discussed in note (f), comprise the controlling interest in FoA.

Refer to note (u) for details of the consideration transferred and the purchase price allocation.

(u)

Represents the adjustment for the estimated preliminary purchase price allocation for the FoA business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of FoA’s assets acquired and liabilities assumed is presented below as if the Business Combination were consummated on March 31, 2021. New Pubco has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of New Pubco based on the information currently available and are subject to change once additional analyses are completed.

(in thousands)
Consideration Transferred
Total cash consideration	$342,270
Blocker rollover equity	221,811
Seller Earnout contingent consideration	149,959
Tax Receivable Agreement obligations to the Seller	42,265

Total consideration transferred	$756,305
Non-controlling interest	1,658,548

Total equity value	2,414,853

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	348,178
Restricted cash	305,292
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	10,071,192
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	5,291,444
Mortgage loans held for investment, at fair value	1,100,544
Mortgage loans held for sale, at fair value	2,140,361
Debt securities	9,230
Mortgage servicing rights, at fair value	267,364
Derivative assets, at fair value	116,480
Fixed assets and leasehold improvements, net	26,079
Other Assets, net	278,163
Deferred tax asset (liability)	(22,099)
Intangible assets, net	378,100
Due from (to) related parties	-
Goodwill	1,591,854
HMBS related obligations, at fair value	(9,926,132)
Nonrecourse debt, at fair value	(5,227,943)
Other financing lines of credit	(3,340,345)
Payables and other liabilities	(656,613)
Notes payable, net	(336,296)

Net assets acquired	$2,414,853

Intangible Assets. Intangible assets were identified that met either the separability criterion or the contractual legal criterion described in ASC 805. The trade name intangible assets represent the values of all of the Company’s trade names. The broker/customer relationships intangible asset represents the existing broker/customer relationships and the developed technology intangible asset represents internally developed technology that had been obtained through FoA’s past acquisitions.

Identifiable intangible assets	Fair value (in thousands)	Useful life (in years)
Indefinite lived trade name	$153,300	n/a
Broker/customer relationships	223,800	10.0
Developed technology	1,000	5.0

Total	$378,100

Goodwill. Approximately $1,591.9 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired. Goodwill represents future economic benefits arising from acquiring FoA primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Combined Consolidated Statement of Operations for the three months ended March 31, 2021 and for the year ended December 31, 2020.

The unaudited pro forma combined consolidated statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively, reflect the following adjustments:

(a)

Represents the Replay historical unaudited condensed statement of operations for the three months ended March 31, 2021 and the restated audited statement of operations for the year ended December 31, 2020 respectively.

(b)

Represents the FoA historical unaudited consolidated statements of operations for the three months ended March 31, 2021 and the audited consolidated statements of operations for the year ended December 31, 2020, respectively.

(c)	Represents the impact of the 7.875% Senior Notes offering by FoA.

(d)

Reflects an increase in interest expense of $25.1 million for the year ended December 31, 2020, as a result of the Senior Notes offering due to the incurrence of $350.0 million borrowings, assuming a fixed stated interest rate of 7.875%, as well as amortization of the original issue discount and deferred financing costs.

(e)

Represents the elimination of the gain (loss) on the remeasurement of the Replay Private Placement Warrants for the three months ended March 31, 2021 and year ended December 31, 2020. In connection with the Business Combination and pursuant to the Sponsor Agreement, Warrant Agreement, dated April 8, 2019, by and between Replay and Continental Stock Transfer & Trust Company and that the Assignment, Assumption and Amendment Agreement, dated as of April 1, 2021, by and among New Pubco, Replay and Continental Stock Transfer & Trust Company, 7,750,000 Private Placement Warrants held by the Sponsor were exchanged for 775,000 Ordinary Shares prior to the Domestication, which were converted by virtue of the Domestication to 775,000 Purchaser Common Units, which were converted by virtue of the Purchaser Merger to an aggregate of 775,000 shares of Class A Common Stock.

(f)	Represents the elimination of gains on marketable securities, dividends and interest held in Replay’s Trust Account.

(g)

Represents compensation cost of $10.5 million and $77.2 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, related to the vesting of Replacement RSUs and Earnout Right RSUs of New Pubco.

Pursuant to the terms of the A&R MLTIP, FoA will grant to each employee who held phantom units in FoA and remains employed as of the RSU grant date, in consideration for the cancellation of their phantom units, Replacement RSUs that will vest into shares of New Pubco Class A Common Stock with a grant date fair value that approximates the transaction price per share of Class A Common Stock. Following the terms of the A&R MLTIP, 25% of the Replacement RSUs will vest on the RSU grant date, and the remaining 75% will vest in equal installments on each of the first three anniversaries of the closing of the transaction, subject to each holder’s continued employment. The compensation cost recognized in this adjustment is equal to the grant date fair value of the Replacement RSUs multiplied by the portion of the Replacement RSUs that would have vested if the award had been outstanding on January 1, 2020 using a straight line attribution method.

In addition to the Replacement RSUs, participants in the A&R MLTIP will be entitled to receive additional Earnout Right RSUs if New Pubco achieves specified volume-weighted average price per share targets of $12.50 per share and $15.00 per share during the six year period following the transaction, subject to continued employment. The Earnout Right RSUs will have the same service-based vesting conditions as the Replacement RSUs to which they relate, as discussed above. The volume-weighted average price per share targets have been treated as market-based vesting conditions and have been factored into the grant date fair value measurement of the Earnout Right RSUs using a Monte Carlo simulation. The compensation cost recognized in this adjustment is equal to the grant date fair value of the Earnout Right RSUs multiplied by the portion of the Earnout Right RSUs that would have service vested if the award had been outstanding on January 1, 2020 using a graded vesting attribution method.

The total compensation cost associated with the vesting of the Replacement RSUs and Earnout Right RSUs will be directly allocated to the noncontrolling interest and Blocker.

(h)

Represents adjustments to incorporate additional intangible assets amortization for the step-up in basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to General and administrative expenses:

Identifiable intangible assets	Fair value (in thousands	Useful life (in years)	Amortization Expense for the Three Months Ended March 31, 2021	Amortization expense for the Year ended December 31, 2020
Indefinite lived trade name	$153,300	n/a	—	$—
Broker/customer relationships	223,800	10.0	5,595	22,380
Developed technology	1,000	5.0	50	200

Total	$378,100		$5,645	$22,580

Less: Historical amortization expense			629	2,514

Pro forma adjustments			$5,016	$20,066

(i)

FoA has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, FoA’s profits and losses will flow through to its partners, including New Pubco, and are generally not subject to tax at the FoA level. Following the consummation of the Business Combination, New Pubco will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes.

As a result, the pro forma adjustment for provision for income taxes represents tax expense on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income attributable to New Pubco before income taxes multiplied by the pro forma effective tax rate, which is representative of the blended statutory tax rate, of 26.1%, for the three months ended March 31, 2021 and for the year ended December 31, 2020.

The table below includes a reconciliation of the blended statutory tax rate applied to each of the pro forma adjustments in arriving at the pro forma effective tax rates discussed above:

U.S Federal Statutory Income Tax Rate	21.00%
Blended State Rate net of Federal Benefit	5.13%

Blended Statutory Tax Rate	26.13%

(j)	Represents the elimination of Net income (loss) attributable to CRNCI.

(k)

As a result of the Business Combination, New Pubco controls FoA and has the exclusive right to appoint the board of managers of FoA and is a holding company with no assets or operations other than its equity interest in FoA.

New Pubco initially owns approximately 31.3% of the economic interest of FoA, but has 100% of the voting power and will control the management of FoA. Immediately following the completion of the Business Combination, the ownership percentage held by the noncontrolling interest is approximately 68.7%.

In addition, as discussed above in note (g) expenses associated with the A&R MLTIP will be directly allocated to the noncontrolling interest and Blocker.

(l)

Represents the basic and diluted income per share as a result of the pro forma adjustments for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. The table below presents the pro forma basic and diluted earnings per share for New Pubco:

	For the Three Months ended March 31, 2021	For the Year ended December 31, 2020
(in thousands, except share-related amounts)
Basic net income per share:

Numerator
Net income	$96,501	$321,962
Less: income attributable to noncontrolling interests	67,985	224,863

Net income attributable to holders of Class A Common Stock - basic	$28,516	$97,099

Denominator
Shares of Class A Common Stock issued to Replay, PIPE Investors and Blocker	59,881,714	59,881,714
Assumed Replacement RSUs legally vested during the period	7,409,742	3,704,871

Weighted average shares of Class A Common Stock outstanding - basic	67,291,456	63,586,585

Basic net income per share	$0.42	$1.53

Diluted net income per share:

Numerator
Net income attributable to holders of Class A Common Stock	$28,516	$97,099
Reallocation of net income assuming exchange of Class A Units (1)	50,222	166,108

Net income attributable to holders of Class A Common Stock - diluted	$78,737	$263,208

Denominator
Weighted average shares of Class A Common Stock outstanding - basic	67,291,456	63,586,585
Effect of dilutive securities:
Assumed exchange of Class A Units for shares of Class A Common Stock (2)	123,908,544	127,613,415

Weighted average shares of Class A Common Stock outstanding - diluted	191,200,000	191,200,000

Diluted net income (loss) per share	$0.41	$1.38

(1)

This adjustment assumes the after-tax elimination of noncontrolling interest due to the assumed exchange of all Class A Units outstanding for shares of Class A Common Stock as of the beginning of the period.

(2)

The if-converted method for the diluted weighted average share calculation is used to give effect to the provisions of the Exchange Agreement and assume the Class A Unitholders exchange their units on a one-for-one basis for shares of New Pubco Class A Common Stock.

Diluted income per share was calculated following the if-converted method, which was determined to be more dilutive than applying the treasury stock method for the periods presented. The if-converted method assumes that the Class A Unitholders, representing the noncontrolling interest, exchange their units on a one-for-one basis for shares of New Pubco Class A Common Stock. Following the terms of the A&R LLC Agreement, the Class A Unitholders will bear approximately 86% of the cost of the one-time lump sum cash payment to holders of phantom units and any vesting associated with the Replacement RSUs and Earnout Right RSUs prior to any distribution by FoA to such Class A Unitholders. The remaining compensation cost associated with the phantom units, Replacement RSUs and Earnout Right RSUs will be shared by Blocker. As a result of the application of the if-converted method, in arriving at diluted net income per share, the entirety of the compensation cost associated with the phantom units and vesting of the Replacement RSUs and Earnout Right RSUs is assumed to be included in the net income attributable to holders of Class A Common Stock.

(m)

The pro forma adjustments described above do not reflect an elimination of $4.0 million and $9.0 million of transaction costs incurred by FoA in its historical unaudited consolidated statement of operations for the three months ended March 31, 2021 and historical audited consolidated statement of operations for the year ended December 31, 2020, respectively.